Exhibit 99.1

Leadis Technology Comments on Results for Fourth Quarter 2005

SUNNYVALE, California — December 22, 2005 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today revised its revenue and earnings guidance for the fourth quarter of 2005, ending December 31, 2005. The company now expects to report revenue for the fourth quarter in the range of $20 - $21 million, lower than the guidance provided at the third quarter earnings call. Net loss for the fourth quarter of 2005 is expected to be in the range of ($0.08) to ($0.10) per basic share on a GAAP basis, and ($0.07) to ($0.09) on a pro-forma basis. Leadis reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation expense. Leadis will hold an earnings call on January 31, 2006 at 2 p.m. Pacific Time to discuss its fourth quarter 2005 earnings and provide guidance for the first quarter of 2006.

The lower than anticipated revenue is attributable mainly to lower shipments on TFT products, as follows:

•	Lower than expected demand from a customer on one of Leadis’ newest TFT drivers. Leadis commenced production of its LDS273, a 262K color QQVGA a-Si TFT product, in the third quarter and expected a faster sales ramp in the fourth quarter.

•	Delay of a TFT product launch by a customer. Leadis had expected another new TFT product to ramp in the fourth quarter but the customer has pushed this project out to the first half of 2006.

“We are disappointed with the lower than expected fourth quarter revenue due mostly to lower demand for our amorphous TFT products from our customers,” said Ken Lee, Executive Vice President and COO. “Nevertheless, we feel we are making good progress, with fourth quarter revenue expected to grow approximately 15% sequentially and TFT revenue more than doubling over the prior quarter.”

Based on information currently available to the company, fourth quarter TFT revenue is expected to be approximately 20% of revenue, an increase from 10% in the prior quarter. OLED and STN sales are expected to account for approximately 25% and 55% of revenue, respectively. With reduced TFT revenues, the company expects its gross margin to be in the 20-21% range, slightly lower than the prior quarter and lower than guidance provided at the third quarter earnings call. ASP, on a blended basis, is expected to be slightly lower as compared to the prior quarter.

“Leadis enjoyed rapid growth in 2004 that it was unable to sustain in 2005. I believe this is not atypically of small companies having revenue ramp without a commensurate ramp of the processes needed to maintain this growth,” said Tony Alvarez, President and CEO. “One of the reasons I joined Leadis a month ago is that I believe I can utilize my experience in building operational processes to help Leadis achieve sustained new product introductions and revenue growth. I am optimistic that with Leadis’ technical talent and strong Tier-1 customer relationships we can return to and sustain profitability.”

IR Contact:

Victor Lee

(408) 331-8616

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the company also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. The company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the company analyzes its operating results and to provide consistency and comparability with similar companies in the company’s industry. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP.

Cautionary Language

This press release regarding expected financial results for the quarter ended December 31, 2005 and fiscal year 2005 contains forward-looking statements based on Leadis’ current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” “confident,” “optimistic,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks that the company’s products may not gain broad acceptance in markets other than mobile handsets, including the MP3 market; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that the company’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to the company’s lack of long-term supply contracts with its foundries; risks that the company may not be able to manage its growth; risks with managing international activities; intellectual property litigation risks; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements and our Form 10-Q for the quarter ended September 30, 2005, which are available at www.leadis.com. (LDISG)